Exhibit 10.13

EXECUTION VERSION

OMNIBUS FIRST AMENDMENT TO SENIOR SECURED NOTES DUE 2024

This OMNIBUS FIRST AMENDMENT TO SENIOR SECURED NOTES DUE 2024 (this “Amendment”) is made and entered into as of May 19, 2021, by and among Aterian, Inc. (formerly known as Mohawk Group Holdings, Inc.), a Delaware corporation (the “Company”), High Trail Investments ON LLC (“High Trail ON”) and High Trail Investments SA LLC (“High Trail SA” and, together with High Trail ON, the “Holders”).

RECITALS

Whereas, the Company has issued those certain Senior Secured Notes due 2024 (collectively, the “Notes”) to the Holders in an aggregate original principal amount of $110,000,000 pursuant to that certain Securities Purchase and Exchange Agreement, dated as of April 8, 2021, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Securities Purchase Agreement”) (as the same may be amended from time to time);

Whereas, the Company and the Holders desire to amend certain provisions of each of the Notes and waive the Events of Default (as defined in each of the Notes) under Section 11(a)(v) of each of the Notes resulting from the failure of the Company to timely deliver Control Agreements to the Collateral Agent with respect to its Deposit Accounts and to satisfy the requirements of Sections 9(J)(i) and (ii) to maintain liquidity as a result of such failure to timely deliver such Control Agreements (collectively, the “Existing Defaults”);

Whereas, pursuant to Section 18 of each of the Notes, each of the Notes may be amended, and Events of Default occurring thereunder may be waived, with the written consent of the Company and the Required Holders (as defined in the Securities Purchase Agreement); and

Whereas, as of the date hereof, the Holders constitute the Required Holders (as defined in the Securities Purchase Agreement).

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF NOTES

1.1.Section 1 of the Notes. Section 1 of each of the Notes is hereby amended by amending and restating the definition of “Adjusted EBITDA” appearing therein in its entirety to read as follows:

“Adjusted EBITDA” means, for any period, net loss (i) plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation expense, other expense, net and non-cash merger and acquisition expenses (as disclosed in the Company’s most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q or any

other public filing with the Commission), and (ii) minus any changes to the following that would have increased the Company’s EBITDA and plus any changes to the following that would have otherwise decreased the Company’s EBITDA such that these items will have a net zero effect on the Company’s EBITDA: (a) change in fair value of warrant liability, (b) change in fair value of contingent earn-outs, and (c) change in other non-cash warrant-related or debt-related income or expense (each as disclosed in the Company’s historical financial statements included in its most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q); provided, that pro forma net income (loss) plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation expense and other expense, net from the acquisition of assets from 9830 MacArthur, LLC, Reliance Equities Group, LLC and ZN Direct, LLC by Truweo, as disclosed in the Company’s public filings with the Commission, shall be included in the calculation of Adjusted EBITDA for the applicable periods”

1.2.Section 9(J)(i) of the Notes. Section 9(J)(i) of each of the Notes is hereby amended and restated in its entirety to read as follows:

"(i) The Company and its Subsidiaries shall have at all times liquidity calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States and, by no later than May 19, 2021 (or such later date as agreed to by the Collateral Agent in its sole discretion), subject to a Control Agreement (as defined in the Security Agreement) entered into in favor of the Collateral Agent or a Control Agreement entered into otherwise in accordance with the Security Agreement in a minimum amount equal to fifteen million dollars ($15,000,000).”

1.3.Section 9(J)(ii) of the Notes. Section 9(J)(ii) of each of the Notes is hereby amended and restated in its entirety to read as follows:

"(ii) Truweo shall have at all times liquidity calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States and, by no later than May 19, 2021 (or such later date as agreed to by the Collateral Agent in its sole discretion), subject to a Control Agreement (as defined in the Security Agreement) in favor of the Collateral Agent in a minimum amount equal to three million five hundred thousand dollars ($3,500,000).”

ARTICLE II

WAIVER

2.1Waiver.  The Holders hereby waive the Existing Defaults as in effect prior to this Amendment.  The foregoing waiver shall not constitute (a) except as expressly contemplated by the first sentence of this Section 2.1, a modification or alteration of the terms, conditions, or covenants of the Notes, (b) a waiver of, or consent to, any breach of, or any Event of Default (other than the Existing Defaults) under the Notes, or (c) except as expressly contemplated by the first sentence of this Section 2.1, a waiver, release, or limitation upon the exercise by the Holders of any of their respective rights, legal or equitable, under the Transaction Documents or applicable law, all of which are hereby reserved.  Notwithstanding anything contained herein to the contrary, the agreement in this Section 2.1 is not intended and shall not be deemed or construed to constitute a waiver of any other Default (as defined in each of the Notes) or Event of Default that hereafter may occur under any Transaction Document (as defined in each of the Notes) or to establish a custom or course of dealing among the parties to this Amendment or any of them.

ARTICLE III

MISCELLANEOUS

3.1.Rule 144 Holding Period. The Company and the Holder acknowledge and agree that, as set forth in the Securities Purchase Agreement, (i) the Purchased Notes, the Note Shares underlying the Purchased Notes, the Purchased Warrants and the Warrant Shares underlying such Warrants (as such terms are defined in the Securities Purchase Agreement) will continue to have a holding period under Rule 144 promulgated under the Securities Act ("Rule 144") that will be deemed to have commenced as of April 8, 2021, (ii) the High Trail SA Exchanged Note, the Note Shares underlying the High Trail SA Exchanged Note, the High Trail SA Exchanged Warrant and the Warrant Shares underlying such Warrant (as such terms are defined in the Securities Purchase Agreement) will continue to have a holding period under Rule 144 that will be deemed to have commenced as of December 1, 2020 and (iii) the High Trail ON Exchanged Note, the Note Shares underlying the High Trail ON Exchanged Note, the High Trail ON Exchanged Warrant and the Warrant Shares underlying such Warrant (as such terms are defined in the Securities Purchase Agreement) will continue to have a holding period under Rule 144 that will be deemed to have commenced as of February 2, 2021.

3.2.Material Non-Public Information.The Company confirms that neither it nor any other person acting on its behalf has provided either Holder or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its subsidiaries, including with respect to this amendment.

3.3.Consents.  The Company hereby covenants to obtain all necessary consents from holders of the Company’s other outstanding Indebtedness to permit entry into this Amendment without causing an “Event of Default” under such Indebtedness prior to the termination of any applicable cure periods in such Indebtedness.

3.4.Captions.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.  Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections or Articles of each of the Notes.

3.5. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Securities Purchase Agreement.

3.6.	No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Notes are hereby ratified and shall remain unchanged and in full force and effect.

3.7.Fees.  Within three (3) days of the date hereof, the Company shall pay for the reasonable and documented out-of-pocket legal fees and expenses actually incurred by either Holder in connection with this amendment (and the enforcement thereof by either Holder), including, without limitation, all actual, reasonable and documented legal fees and disbursements of Latham & Watkins LLP.

3.8.Counterparts.  This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

3.9.Electronic and Facsimile Signatures.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

[Signature Pages Follow]

The parties hereto have executed this Omnibus First Amendment to Senior Secured Notes due 2024 as of the date first written above.

company:

ATERIAN, inc.

By:/s/ Arturo Rodriguez

Name: Arturo Rodriguez

Title: Chief Financial Officer

[Signature Page to Omnibus First Amendment to Senior Secured Notes due 2024]

The parties hereto have executed this Omnibus First Amendment to Senior Secured Notes due 2024 as of the date first written above.

REQUIRED HOLDERS:

High Trail INVESTMENTS ON LLC

By:/s/ Eric Helenek

Name: Eric Helenek

Title: Authorized Signatory

High Trail INVESTMENTS SA LLC

By:/s/ Eric Helenek

Name: Eric Helenek

Title: Authorized Signatory

[Signature Page to Omnibus First Amendment to Senior Secured Notes due 2024]